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                                                               FMC Corporation
                                                               Quarterly Report
                                                               on Form 10-Q for
                                                               June 30, 1996

Exhibit 11  Statement re:
            Computation of Per Share Earnings Assuming
            Full Dilution (Unaudited)
            (In thousands, except per share data)

                                          Three Months                   Six Months
                                         Ended June 30                  Ended June 30
                                    ----------------------           --------------------
                                       1996        1995                 1996       1995
                                    ----------  ----------           ----------  --------
Earnings:
  Net income                         $56,308      $77,710             $111,521   $130,148

Shares:
  Average number of shares of
   common stock and common
   stock equivalents
   outstanding                        38,059       37,669               38,016     37,600
  Additional shares assuming
   conversion of
   stock options                          25           81                   52         75
                                     -------      -------             --------   --------
  Pro forma shares                    38,084       37,750               38,068     37,675
                                     =======      =======             ========   ========

  Earnings per common share
   assuming full dilution            $  1.48      $  2.06             $   2.93   $   3.45
                                     =======      =======             ========   ========